News Release
Exhibit 99.1
SM ENERGY ANNOUNCES OFFICER RETIREMENT AND NEW APPOINTMENT
DENVER, CO December 30, 2022 - SM Energy Company (the “Company”) (NYSE: SM) today announced the retirement of Executive Vice President and General Counsel David Copeland.
Chief Executive Officer Herb Vogel comments: “David has been with our Company for 12 years and has served as a consummate legal advisor while providing dedicated leadership. We will miss David and wish him well as he is able to spend more time with his wife, children and grandchildren.”
The retirement of Mr. Copeland from his current position will be effective December 31, 2022 and he will remain with the Company in an advisory role until July 1, 2023.
The Company also announces that James Lebeck will take the position of Senior Vice President and General Counsel. Since 2018, Mr. Lebeck has served as Vice President and Chief Legal Officer at Encino Energy. Prior to that, from 2011 until 2018, Mr. Lebeck served in roles of increasing responsibility at SM Energy, ultimately serving as Deputy General Counsel prior to his departure. Mr. Lebeck is expected to start his new role on or before January 30, 2023.
Mr. Vogel adds: “Congratulations to James. We know James well and believe he will easily step into this role given about eight years of prior experience at SM Energy. We welcome him and look forward to working together again.”
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507